Exhibit 4.5
                         1990 STOCK OPTION PLAN OF
                       FOUNDATION HEALTH CORPORATION
             (AS AMENDED AND RESTATED EFFECTIVE APRIL 20, 1994)

     SECTION I.  ESTABLISHMENT AND PURPOSE.

          The Plan was established in 1990, and it was most recently amended and restated effective April 20, 1994. The Plan offers selected employees, consultants and advisors and the nonemployee directors of the Company an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by exercising Options to purchase Shares of the Company's Common Stock. Options granted under the Plan may include Nonstatutory Options as well as ISOs intended to qualify under section 422 of the Code. The Plan also offers the nonemployee directors of the Company an opportunity to receive their directors' fees in the form of Shares of the Company's Common Stock.

     SECTION II.  DEFINITIONS

          A. "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

          B. "Change in Control" means the occurrence of either of the following events:

               1. A change in the composition of the Board of Directors, as a result of which fewer than one-half of the incumbent directors are directors who either:

                    a. Had been directors of the Company 24 months prior to such change; or

                    b. Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

               2. Any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company. For purposes of this Subsection
     (B)(2), the term "person" shall not include an employee benefit plan maintained by the Company.

          C. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          D. "Committee" shall be the Compensation and Organization Committee of the Board of Directors of the Company, as described in Section III(A).

          E. "Company" shall mean Foundation Health Corporation, a Delaware corporation.

          F. "Director" shall mean any individual who is not a common-law employee of the Company or of a Subsidiary and who is duly elected and serving the Company as a member of the Board of Directors.

          G.   "Employee" shall mean

               1. An individual who is a common-law employee of the Company or of a Subsidiary; and

               2. An independent contractor who performs services for the Company or a Subsidiary as an advisor or consultant and who is not a Director. Service as an independent contractor shall be considered employment for all purposes of the Plan, except as provided in Section IV(A).

          H. "Exercise Price" shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified in the applicable Stock Option Agreement.

          I. "Fair Market Value" shall mean the market price of Stock, determined by the Committee as follows:

               1. If the Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date;

               2. If the Stock was traded over-the-counter on the date in question and was classified as a national market issue, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for such date;

               3. If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite-transactions report for such date; and

               4. If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

               In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

          J. "ISO" shall mean an employee incentive stock option described in section 422 of the Code.

          K. "Nonstatutory Option" shall mean a stock option not described in section 422 or 423(b) of the Code.

          L. "Option" shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase
     Shares.

          M. "Optionee" shall mean an individual who holds an Option.

          N.   "Plan" shall mean this 1990 Stock Option Plan of
     Foundation Health Corporation, as amended from time to time.

          O. "Service" shall mean service as an Employee or Director including a Director of any Subsidiary of the Company.

          P. "Share" shall mean one share of Stock, as adjusted in accordance with Section IX (if applicable).

          Q.   "Stock" shall mean the Common Stock of the Company.

          R. "Stock Option Agreement" shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

          S. "Subsidiary" shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50 percent of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

          T. "Total and Permanent Disability" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

     SECTION III.  ADMINISTRATION.

          A. Committee Membership. The Plan shall be administered by the Committee, which shall consist of three or more members of the Board of Directors. The members of the Committee shall be appointed by the Board of Directors. If no Committee has been appointed, the entire Board of Directors shall constitute the Committee.

          B. Disinterested Directors. Subsection (A) above notwithstanding, if the Company is subject to section 16 of the Securities Exchange Act of 1934, as amended, the Committee shall consist only of disinterested directors. A member of the Board of Directors shall be deemed to be "disinterested" only if he or she satisfies such requirements as the Securities and Exchange Commission may establish for disinterested administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under such Act.

          C. Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairperson.
     The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

          D. Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

               1.   To interpret the Plan and to apply its provisions;

               2. To adopt, amend or rescind rules, procedures and forms relating to the Plan;

               3. To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

               4. Except with respect to Optionees who are Directors, to determine when Options are to be granted under the Plan;

               5. Except with respect to Optionees who are Directors, to select the Optionees;

               6. Except with respect to Optionees who are Directors, to determine the number of Shares to be made subject to each Option;

               7. Except with respect to Optionees who are Directors, to prescribe the terms and conditions of each Option, to determine whether such Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the Stock Option Agreement relating to such Option;

               8. To amend any outstanding Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Optionee who entered into such agreement;

               9. To prescribe the consideration for the grant of each Option under the Plan and to determine the sufficiency of such consideration; and

               10. To take any other actions deemed necessary or advisable for the administration of the Plan.

     All decisions, interpretations and other actions of the Committee shall be final and binding on all Optionees and all persons deriving their rights from an Optionee. No member of the Committee shall be liable for any action that he or she has taken or has failed to take in good faith with respect to the Plan or any Option.

     SECTION IV.  ELIGIBILITY.

          A. Employees. Only Employees (including, without limitation, independent contractors who are not Directors) shall be eligible for designation as Optionees by the Committee. In addition, only Employees who are common-law employees of the Company or of a Subsidiary shall be eligible for the grant of ISOs.

               1. Ten-Percent Stockholders. An Employee who owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for designation as an Optionee for an ISO unless (i) the Exercise Price is at least 110 percent of the Fair Market Value of a Share on the date of grant and (ii) the ISO by its terms is not exercisable after the expiration of five years from the date of grant.

               2.   Attribution Rules.  For purposes of Subsection
     (A)(1) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries. Stock with respect to which such Employee holds an option shall not be counted.

               3.   Outstanding Stock.  For purposes of Subsection
     (A)(1) above, "outstanding stock" shall include all stock actually issued and outstanding immediately after the grant. "Outstanding stock" shall not include treasury shares or shares authorized for issuance under outstanding options held by the Employee or by any other person.

          B. Directors. Directors of the Company shall be eligible for participation in the Plan as set forth in Sections VI(B) and VIII.

     SECTION V.  STOCK SUBJECT TO PLAN.

          A. Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares which may be issued under the Plan upon exercise of Options shall not exceed 5,525,000 Shares, subject to adjustment pursuant to Section IX. Commencing with July 1, 1994, the Committee shall not grant options to any one individual covering a number of shares in excess of 1,000,000 (the "Allocation limit"), subject to adjustment pursuant to
     Section IX. The number of Shares which are subject to Options outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

          B. Additional Shares. In the event that any outstanding Option for any reason expires or is canceled or otherwise terminated, the Shares allocable to the unexercised portion of such Option shall again be available for the purposes of the Plan.

          C. Adjustment of Allocation Limit. If, as a result of subsequent regulations or other interpretive guidance, the Committee determines that (i) the inclusion of the Allocation Limit is not required in order for option grants to qualify as performance-based compensation under the provisions of Section 162(m) of the Code, or (ii) option grants can qualify as performance-based compensation even if the Allocation Limit was made less restrictive, the Committee will be entitled to amend the Plan accordingly (including amendments to adjust or eliminate altogether the Allocation Limit).

     SECTION VI.  TERMS AND CONDITIONS OF OPTIONS.

          A.   Employees.

               1. Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

               2. Number of Shares. Each Stock Option Agreement shall specify the number of shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section IX. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

               3. Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant, except as otherwise provided in Section IV (A)(1). Subject to the preceding sentence, the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in a form described in Section VII.

               4. Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The vesting of any Option shall be determined by the Committee at its sole discretion. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, Total and Permanent Disability or retirement or other events. The Stock Option Agreement shall also specify the term of the Option. The term shall not exceed 10 years from the date of grant, except as otherwise provided in Section IV(A)(1). Subject to the preceding sentence, the Committee at its sole discretion shall determine when an Option is to expire.

               5. Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become fully exercisable as to all Shares subject to such Option in the event that a Change in Control occurs with respect to the Company. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Company, then the Committee may determine that any or all outstanding Options shall become fully exercisable as to all Shares subject to such Options.

          B.   Directors.

               1. Stock Option Agreements. A Nonstatutory Option to purchase Shares shall be granted to each Director then in office on April 22, 1993. In the case of a Director who is not a Director on April 22, 1993, the grant of an option to such Director under this Subsection (B)(1) shall occur on the date such Director takes office. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and to stockholder approval of this provision. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

               2. Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section IX. The number of Shares that are subject to each Option under Subsection (B)(1) shall be 25,000.

               3. Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price shall be 100 percent of the Fair Market Value of a Share on the date of grant. The Exercise Price shall be payable in cash or Common Stock.

               4.   Exercisability and Term.  Each Stock Option
     Agreement shall specify that the Option is to become exercisable in accordance with the following schedule:

               Anniversary of           Percentage of
               Date of Grant            Shares Exercisable

                  First                      20%
                  Second                     40%
                  Third                      60%
                  Fourth                     80%
                  Fifth                     100%

     The Stock Option Agreement shall specify the term of the Option which shall be 10 years from the date of grant, unless earlier terminated as set forth herein.

               5. Amendments. The foregoing provisions of this Subsection (B) shall not be amended more than once every six months, unless required by the Code or the regulations thereunder.

          C. Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option. The Committee may permit the Optionee to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold a portion of any Shares that otherwise would be issued to him or her or by surrendering a portion of any Shares that previously were issued to him or her. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including any restrictions required by rules of the Securities and Exchange Commission.

          D. Nontransferability. No Option shall be transferable by the Optionee other than by will, by a beneficiary designation executed by the Optionee and delivered to the Company or by the laws of descent and distribution. An Option may be exercised during the lifetime of the Optionee only by him or her or by his or her guardian or legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

          E.   Termination of Service (Except by Death).  If an
     Optionee's Service terminates for any reason other than his or her death, then his or her Option(s) shall expire on the earliest of the following occasions:

               1. The expiration date determined pursuant to Subsection (A)(4) or (B)(4) above;

               2. The date 90 days after the termination of his or her Service for any reason other than Total and Permanent
     Disability; or

               3. The date 12 months after the termination of his or her Service by reason of Total and Permanent Disability.

     The Optionee may exercise all or part of his or her Option(s) at any time before the expiration of such Option(s) under the preceding sentence, but only to the extent that such Option(s) had become exercisable before his or her Service terminated or became exercisable as a result of the termination. The balance of such Option(s) shall lapse when the Optionee's Service terminates unless otherwise specified in the applicable Stock Option Agreement. In the event that the Optionee dies after the termination of his or her Service but before the expiration of his or her Option(s), all or part of such Option(s) may be exercised (prior to expiration) by the executors or administrators of the Optionee's estate or by any person who has acquired such Option(s) directly from him or her by bequest, beneficiary designation or inheritance, but only to the extent that such Option(s) had become exercisable before his or her Service terminated or became exercisable as a result of the termination.

          F. Leaves of Absence. For purposes of Subsection E above, Service shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Committee). The foregoing notwithstanding, in the case of an ISO granted to an Employee under the Plan, Service shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

          G. Death of Optionee. If an Optionee dies while he or she is in Service, then his or her Option(s) shall expire on the earlier of the following dates:

               1. The expiration date determined pursuant to Subsection (A)(4) or (B)(4) above; or

               2.   The date 12 months after his or her death.

               All or part of the Optionee's Option(s) may be exercised at any time before the expiration of such Option(s) under the preceding sentence by the executors or administrators of his or her estate or by any person who has acquired such Option(s) directly from him or her by bequest, beneficiary designation or inheritance, but only to the extent that such Option(s) had become exercisable before his or her death or became exercisable as a result of his or her death. The balance of such Option(s) shall lapse when the Optionee dies.

          H. No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section IX.

          I. Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

          J. Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

     SECTION VII.  PAYMENT FOR SHARES.

          A. General Rule. The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as follows:

               1. In the case of an ISO granted under the Plan to an Employee, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. However, the Committee (at its sole discretion) may specify in the Stock Option Agreement that payment may be made in one or more of the forms described in Subsections (B), (C), (D) and (E) below.

               2. In the case of a Nonstatutory Option granted under the Plan to an Employee, the Committee (at its sole discretion) may accept payment in one or more of the forms described in Subsections (B), (C), (D) and (E) below.

               3. In the case of a Nonstatutory Option granted under the Plan to a Director, payment may be made in one or both of the forms described in Subsections (B) and (D) below.

          B.   Surrender of Stock.  To the extent that this Subsection
     (B) is applicable and to the extent that applicable law permits, payment may be made all or in part with Shares which have already been owned by the Optionee or his or her representative for more than six months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

          C.   Promissory Note.  To the extent that this Subsection
     (C) is applicable, a portion of the Exercise Price of Shares issued under the Plan may be payable by a full-recourse promissory note; provided that (i) the par value of such Shares must be paid in lawful money of the United States of America at the time when such Shares are purchased, (ii) the Shares are security for payment of the principal amount of the promissory note and interest thereon and (iii) the interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Committee (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.

          D. Exercise/Sale. To the extent that this Subsection (D) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

          E.   Exercise/Pledge.  To the extent that this Subsection
     (E) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

     SECTION VIII.  PAYMENT OF DIRECTOR'S FEES IN STOCK.

          A. Election. A Director may elect to receive his or her director's fees from the Company in the form of Shares to be issued under the Plan. Such an election may be made with respect to:

               1.   All director's fees, including (without
     limitation) annual retainer fees, meeting fees and fees paid to committee chairpersons, but not including expense reimbursements and consulting fees; or

               2.   Annual retainer payments only.

          An election under this Section VIII shall be filed with the Company on the prescribed form. The election shall apply only to fees payable at least six months after such form has been received by the Company. The election may be amended or canceled by filing a new form with the Company, but the new form shall apply only to fees payable at least six months after it has been received by the Company. The number of Shares to be issued shall be determined by dividing the amount of the fee by the Fair Market Value of one Share on the date when such fee otherwise would be paid in cash.

          B. Withholding Taxes. The Director shall satisfy all of his or her federal, state or local withholding tax obligations (if any) by having the Company withhold a portion of the Shares that otherwise would be issued to him or her. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of taxes by assigning Shares to the Company shall be subject to any restrictions required by rules of the Securities and Exchange Commission.

     SECTION IX.  ADJUSTMENT OF SHARES.

          A. General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization or a similar occurrence, the Committee shall make appropriate adjustments in one or more of (i) the number of Shares available for future grants under Section V, (ii) the number of Shares covered by each outstanding Option or (iii) the Exercise Price under each outstanding Option.

          B. Merger; Consolidation. In the event that the Company is a party to a merger or consolidation, outstanding Options shall be subject to the agreement of merger or consolidation. Such agreement shall provide (i) for the assumption of outstanding Options by the surviving corporation or its parent,
     (ii) for their continuation by the Company, if the Company is a surviving corporation, (iii) for payment of a cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the Exercise Price or (iv) for the acceleration of their exercisability followed by the cancellation of Options not exercised, in all cases other than clause (iii) without the Optionees' consent. (The Optionees' consent shall be required for a cash settlement.) Any cancellation shall not occur earlier than 30 days after such acceleration is effective and Optionees have been notified of such acceleration. In the case of Options that have been outstanding for less than 12 months, a cancellation need not be preceded by an acceleration.

          C.   Reservation of Rights.  Except as provided in this
     Section IX, an Optionee shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class,
     (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

     SECTION X.  SECURITIES LAWS.

          Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company's securities may then be listed.

     SECTION XI.  NO RIGHTS TO SERVICE.

          No provision of the Plan, nor any Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Director of the Company, as the case may be. The Company and its Subsidiaries reserve the right to terminate any person's Service at any time and for any reason.

     SECTION XII.  DURATION AND AMENDMENTS.

          A. Term of the Plan. The Plan, as amended and restated, is effective as of April 20, 1994, subject to stockholder approval. The Plan shall terminate automatically on March 31, 2000 and may be terminated on any earlier date pursuant to Subsection (B) below.

          B. Right to Amend or Terminate the Plan. The Committee may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that any amendment of the Plan which increases the number of Shares available for issuance under the Plan (except as provided in Section IX), or which materially changes the class of persons who are eligible for the grant of ISOs, shall be subject to the approval of the Company's stockholders. Stockholder approval shall not be required for any other amendment of the Plan, except to the extent required by applicable law.

          C. Effect of Amendment or Termination. No Shares shall be issued under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

     SECTION XIII.  EXECUTION.

          To record the amendment and restatement of the Plan by the Board of Directors on April 20, 1994, the Company has caused its authorized officer to execute the same.

                                   FOUNDATION HEALTH CORPORATION


                                   By: /s/Daniel D. Crowley
                                       President and Chief Executive Officer